Exhibit 99.1

Investor Relations Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE ANNOUNCES SUCCESSFUL COMPLETION OF MERGER

WITH ARCP AND INTERIM FOURTH QUARTER
DIVIDEND PAYMENT AMOUNTS

NEW YORK—(BUSINESS WIRE)—November 5, 2013—CapLease, Inc. (NYSE: LSE) (the “Company”) announced today the successful completion of its previously announced merger with an affiliate of American Realty Capital Properties, Inc. After the close of market on November 5, 2013, the Company’s common stock and preferred stock have ceased to trade on the New York Stock Exchange. The merger was previously approved by approximately 99% of the votes cast by the Company’s common stockholders at a special meeting held on September 10, 2013.

As previously announced, the Company will pay pro-rated cash dividends for the fourth quarter. The dividends are payable to holders of record on November 4, 2013, of the Company’s common stock, limited partnership units, 8.125% Series A Cumulative Redeemable Preferred Stock (NYSE: LSEPrA), 8.375% Series B Cumulative Redeemable Preferred Stock (NYSE: LSEPrB), and 7.25% Series C Cumulative Redeemable Preferred Stock (NYSE: LSEPrC).

The pro-rated cash dividends equate to $0.031 per share or unit of the Company’s common stock and limited partnership units, $0.197483 per share of the Company’s 8.125% Series A Cumulative Redeemable Preferred Stock, $0.203559 per share of the Company’s 8.375% Series B Cumulative Redeemable Preferred Stock, and $0.176215 per share of the Company’s 7.25% Series C Cumulative Redeemable Preferred Stock. The preferred dividends represent all amounts accrued on the Company’s preferred stock through, but excluding, the closing date of the merger.

The pro-rated dividends on the Company’s preferred stock will be paid as promptly as practicable in connection with the payment of the merger consideration. The pro-rated dividends on the Company’s common stock will be paid on or about November 18, 2013.

In connection with the merger, Hunton & Williams LLP acted as legal advisor to the Company and Wells Fargo Securities, LLC and Houlihan Lokey Financial Advisors, Inc. provided financial advisory services to the Company. Proskauer Rose LLP acted as legal advisor to American Realty Capital Properties, Inc.

About the Company:

CapLease, Inc. is a real estate investment trust, or “REIT,” that primarily owns and manages a diversified portfolio of single-tenant commercial real estate properties subject to long-term leases to high-credit-quality tenants.